CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of HSB Group, Inc. on Form S-3 (File No. 333-53059) and Forms S-8 (File Nos. 33-4397, 33-36519 and 333-29605) of our report dated January 24, 2000, on our audits of the consolidated financial statements and financial statement schedules of HSB Group, Inc. and its subsidiaries as of December 31, 1999 and 1998, and for the three years in the period ended December 31, 1999, which report is included in this Annual Report on Form 10-K.




/s/  PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Hartford, Connecticut
March 29, 2000